Exhibit 99.1

News
Release

Contacts:

Praxair, Inc.
Maureen Fama, Media (203) 837-2025 - maureen_fama@praxair.com	39 Old Ridgebury Road
Elizabeth Hirsch, Investors (203) 837-2354 - liz_hirsch@praxair.com	Danbury, CT 06810, U.S.A
www.praxair.com

PRAXAIR ANNOUNCES PRICE INCREASES FOR GASES AND FACILITY FEES

DANBURY, CT, September 8, 2006 – Praxair, Inc. (NYSE: PX) is notifying industrial, medical and specialty gas customers in the U.S. of the following  price and facility fee increases, effective immediately, except as otherwise permitted by the terms and conditions of customer contracts:

•                  10-15%  for nitrogen, oxygen, helium, hydrogen, carbon dioxide and argon

•                  10-20% for facility fees

•                  7-15% for nitrogen pumping services

•                  7% for cylinder and specialty gases

•                  10% for cylinder rental rates

•                  4% for hardgoods and equipment

Praxair is also advising customers in the U.S. of continued or additional regional charges and surcharges for recovery of specific premium costs.  These actions are being implemented in response to high capacity utilization as well as continued energy, logistics and other operational cost pressures for all products.  In addition, Praxair will continue to modify contract terms as appropriate to further ensure its ability to recover costs as market conditions may require.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.

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